Exhibit 99.1

NEWS RELEASE

Astronics Corporation - 130 Commerce Way - East Aurora, NY - 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Record Quarterly

Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

•	Aerospace sales increased by $21.7 million, including $15.7 million from acquisition

•	Third quarter net income increased 45.1% compared with prior-year quarter

•	Diluted earnings per share was $0.39 vs. $0.27 in prior-year quarter

•	Third quarter bookings were a record $104 million

•	2013 revenue guidance tightened to range of $335 million to $345 million

EAST AURORA, NY November 5, 2013 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today reported financial results for the three and nine months ended September 28, 2013. Results include the operations of Peco, Inc, acquired on July 18, 2013. Earnings per share for all periods presented have been calculated reflecting the impact of the twenty percent distribution of Class B Stock for shareholders of record on October 10, 2013.

	Three Months Ended			Nine Months Ended
	Sept. 28, 2013	Sept. 29, 2012	% Change	Sept. 28, 2013	Sept. 29, 2012	% Change
Sales	$89,681	$68,899	30.2%	$234,481	$199,026	17.8%
Gross profit	$23,785	$16,717	42.3%	$62,685	$51,891	20.8%
Gross margin	26.5%	24.3%		26.7%	26.1%
SG&A	$11,433	$9,062	26.2%	$31,291	$27,195	15.1%
SG&A percent of sales	12.7%	13.2%		13.3%	13.7%
Income from operations	$12,352	$7,655	61.4%	$31,394	$24,696	27.1%
Operating margin %	13.8%	11.1%		13.4%	12.4%
Net income	$7,155	$4,930	45.1%	$20,877	$16,219	28.7%
Net income %	8.0%	7.2%		8.9%	8.1%

Peter J. Gundermann, President and Chief Executive Officer, commented, “Our third quarter was the strongest in Astronics’ history, both financially and strategically. We achieved record sales and orders, and ended the quarter with a record backlog. If not for costs relating to purchase accounting for Peco, our pre-tax income would have been a new quarterly record as well.”

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Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

Mr. Gundermann added, “In addition to Peco, we acquired AeroSat in early October and announced the acquisition of PGA Electronic yesterday. We feel these acquisitions complement our existing product offerings and position Astronics well in growing technical niches in the aerospace market. These new capabilities will help Astronics improve the flying experience for passengers and improve reliability for operators.”

Consolidated Review

Consolidated Third Quarter Results

Consolidated sales for the third quarter of 2013 increased by 30.2% to $89.7 million compared with the same period last year. Aerospace sales of $87.5 million, which represented 97.6% of the consolidated total, increased by $21.7 million, including $15.7 million associated with the acquisition of Peco. Test Systems sales decreased $0.9 million to $2.1 million.

Consolidated gross profit was $23.8 million, up $7.1 million from the prior-year period. Consolidated gross margin was 26.5% compared with 24.3% for the third quarter of 2012. Leverage from higher volume and $2.1 million lower warranty and inventory obsolescence expense more than offset an approximately $2.0 million fair value adjustment for the step-up of acquired inventory associated with the Peco acquisition. Engineering and development (“E&D”) costs, which are included in cost of products sold, were $12.4 million in the third quarter of 2013 compared with $12.8 million in the same period of 2012. Selling, general and administrative (“SG&A”) expenses were $11.4 million, or 12.7% of sales, compared with $9.1 million, or 13.2% of sales, in last year’s third quarter. The increase was due primarily to costs associated with the Peco acquisition, which more than offset a reduction in legal expenses. Peco-related costs included $2.0 million of ongoing operating expenses including $1.1 million of amortization expense.

The effective tax rate for the third quarter of 2013 was lower than the federal statutory rate, due to the recognition of approximately $0.2 million in U.S. R&D tax credits. Astronics expects the effective tax rate for the fourth quarter of 2013 to be in the range of 31% to 33%.

Net income in the third quarter of 2013 was $7.2 million, or $0.39 per diluted share, up 45.1% compared with $4.9 million, or $0.27 per diluted share, last year.

Consolidated 2013 Year-to-Date Review

Consolidated year-to-date sales increased by 17.8% to $234.5 million, compared with $199.0 million for the same period last year. Aerospace sales of $227.9 million increased by $37.7 million, while Test Systems sales of $6.6 million decreased by $2.2 million in the first nine months of 2013.

Consolidated gross profit was $62.7 million, up from $51.9 million in the prior nine-month period. Consolidated gross margin was 26.7% for the first nine months of 2013 compared with last year’s 26.1%. The increase was due to leverage achieved from the increased sales volume as well as lower warranty and inventory obsolescence expenses. This was partially offset by increased E&D costs. E&D costs were $38.6 million in the first nine months of 2013 compared with $33.9 million in the prior-year period. SG&A expenses for the first nine months of 2013 were approximately $31.3 million, or 13.4% of sales, compared with $27.2 million, or 13.7% of sales, in the same period last year. The increase was due primarily to the acquisition of Peco, which incrementally added $2.0 million to SG&A.

The year-to-date effective tax rate was lower than the federal statutory rate due to jurisdictional mix of taxable income as well as the recognition of $1.1 million of U.S. R&D tax credits from the prior year. The 2012 R&D tax credits were not recognized in 2012, as the American Tax Payer Relief Act of 2012 which extended the R&D tax credit for 2012, was not enacted until 2013. Year-to-date net income in 2013 was $20.9 million, or $1.14 per diluted share, up 28.7% compared with $16.2 million, or $0.89 per diluted share, in the first nine months of 2012.

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Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Due to recent acquisitions, Astronics’ aerospace product lines have been reorganized compared with historical presentation. The following table maps the Company’s product lines as previously reported to currently reported product lines. Peco products are included in Lighting & Safety, Structures and Other.

New Product Line Category

Electrical Power	Now includes Cabin Electronics, Airframe Power

Lighting & Safety	Now includes Aircraft Lighting and Peco Safety Products (PSUs)

Avionics	Now includes Avionics

Structures	Now includes Peco Structures Products (fuel access doors and diffusers)

Other	Now Includes Airfield Lighting and Other Peco Products

Aerospace Third Quarter 2013 Results

Third quarter sales to the Commercial Transport market increased due to higher sales of Electrical Power products, increased Lighting & Safety products and the addition of Structures products from the Peco acquisition. Sales of Electrical Power products grew as global demand for passenger power systems continues to be strong. Lighting & Safety product sales in the Commercial Transport market increased due primarily to the acquisition of Peco, which added $11.2 million in sales to this product line and market. Additionally, Peco contributed $2.8 million of Structures sales to the Commercial Transport market. These increases were slightly offset by lower sales of Avionics products to the Commercial Transport market.

Military sales were up compared with last year as a result of higher sales of Lighting & Safety, Avionics and Electrical Power products.

Sales to the Business Jet market were flat when compared with last year’s third quarter as higher Electrical Power product sales were offset by lower Lighting & Safety and Avionics product sales to this market.

Sales to Other markets increased $1.3 million as $1.5 million in sales associated with the addition of Peco offset a moderate decline in airfield lighting.

Aerospace operating profit for the third quarter of 2013 was $15.4 million, or 17.6% of sales, compared with $10.6 million, or 16.1% of sales, in the same period last year. The increase in the operating profit was due to leverage from higher volume and reductions in legal expenses. This was partially offset by increased amortization and compensation expenses. Amortization expense in the third quarter related to Peco’s intangible assets was $1.1 million.

Aerospace Year-to-Date Results

Year-to-date sales to the Commercial Transport market increased due to higher sales of Electrical Power products, Lighting & Safety products and Structures products. Electrical Power products grew as global demand for passenger power systems continues to be strong. Lighting & Safety product sales increased due primarily to the acquisition of Peco, which added $11.2 million to sales in this market. Peco added $2.8 million to Structure sales in the Commercial Transport market. These increases were slightly offset by softer sales of Avionics products to the Commercial Transport market.

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Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

Sales to the Military were up compared with last year primarily as a result of higher sales of Lighting & Safety, Avionics and Electrical Power product lines.

Sales to the Business Jet market were up slightly as higher Avionics product sales were offset by lower Lighting & Safety product sales to this market. Other aerospace sales increased primarily due to increased airfield lighting sales and the addition of other Peco products.

Aerospace operating profit for the first nine months of 2013 was $41.1 million, or 18.0% of sales, compared with $33.4 million, or 17.5% of sales, in the same period last year. The increase in the operating profit was due to leverage from higher volume and reduced legal expenses. This was partially offset by increased E&D, amortization and compensation expenses.

Aerospace Orders and Backlog

Bookings during the third quarter and first nine months of 2013 were $95.9 million and $237.0 million, respectively, compared with bookings of $64.7 million and $198.9 million in the third quarter and year-to-date periods of 2012, respectively. Backlog at the end of the third quarter was $159.5 million, including $39.5 million of Peco backlog.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

All sales for the Test Systems segment are to the Military Market.

Sales in the 2013 third quarter decreased $0.9 million to $2.2 million when compared with the same period in 2012. Sales for the first nine months of 2013 decreased $2.2 million to $6.6 million the same period in 2012.

Test Systems operating loss for the third quarter of 2013 was $0.7 million, compared with $1.1 million in the same period last year. The operating loss for the first nine months of 2013 was $2.9 million compared with $3.5 million in the same nine-month period last year. Near the end of the first quarter of 2013, in light of continued low customer orders, the Test Systems segment rationalized its cost structure primarily through reducing its head count in an effort to reduce its operating loss.

Test Systems Orders and Backlog

Bookings during the third quarter and first nine months of 2013 were $8.1 million and $11.8 million, respectively, compared with bookings of $2.1 million and $5.9 million in the third quarter and year-to-date periods of 2012, respectively. Backlog at the end of the third quarter was $8.7 million.

Balance Sheet

Capital expenditures during the third quarter and first nine months of 2013 were $1.2 million and $4.8 million, respectively, compared with $6.1 million and $10.6 million for the same periods in 2012, respectively. The Company expects capital spending in 2013 to be approximately $7 million to $24 million, including approximately $14 million for the possible acquisition of a new facility for Peco.

In July, the Company amended its credit facility to fund the acquisition of Peco and pay off the outstanding balances on its line of credit, senior term note and Canadian note payable. The amendment included a new $190 million term note with principal payments due quarterly through 2018. Scheduled principal payments on this term note due in each of the next five calendar years is: $4.8 million, $9.5 million, $11.9 million, $16.6 million, $19.0 million and $128.2 million in each year from 2013 through 2018, respectively. Based on current interest rates the Company expects interest expense will initially increase to about $1.9 million per quarter due to the higher debt level and increased interest rates.

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Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

Outlook

On September 28, 2013, consolidated backlog was $168.2 million. Approximately $87.5 million of this backlog is expected to ship by the end of 2013 and $150.6 million is expected to ship over the next twelve months.

The Company is tightening its 2013 revenue expectations to be in the range of $335 million to $345 million. Astronics anticipates that approximately $325 million to $335 million of forecasted 2013 revenue will be from its Aerospace segment, while approximately $10 million of the forecasted revenue will be from its Test Systems segment.

The Company expects to record approximately $3.0 million for the remainder of the inventory valuation adjustment associated with the Peco acquisition in the fourth quarter of this year. The Company expects 2013 consolidated E&D expenses to be in the range of $52 million to $54 million, including $1 million to $2 million from the addition of Peco. Astronics expects amortization expense in the fourth quarter relating to Peco intangible assets to be approximately $1.7 million. For 2014, quarterly amortization expense for acquired Peco intangible assets is expected to be in the range of $1.5 million to $1.7 million.

Mr. Gundermann concluded, “We are making great progress with our strategy. Our base business continues to perform well with leading technologies in strong markets, and we believe the additions of Peco, AeroSat, and PGA will contribute solidly to our immediate and long-term future. We anticipate that our current momentum will continue to build through 2014 and beyond.”

Third Quarter and Year–to-Date 2013 Webcast and Conference Call

The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 10000478. The telephonic replay will be available from 2:00 p.m. ET on the day of the call through Tuesday, November 12, 2013. A transcript will also be posted to the Company’s Web site, once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation (NASDAQ: ATRO) is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Max-Viz, Inc., AeroSat and PECO, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its website at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/28/2013	9/29/2012	9/28/2013	9/29/2012
Sales	$89,681	$68,899	$234,481	$199,026
Cost of products sold	65,896	52,182	171,796	147,135

Gross profit	23,785	16,717	62,685	51,891
Gross margin	26.5%	24.3%	26.7%	26.1%
Selling, general and administrative	11,433	9,062	31,291	27,195
SG&A % of Sales	12.7%	13.2%	13.3%	13.7%

Income from operations	12,352	7,655	31,394	24,696
Operating margin	13.8%	11.1%	13.4%	12.4%
Interest expense, net	1,605	274	2,085	803

Income before tax	10,747	7,381	29,309	23,893
Income tax expense	3,592	2,451	8,432	7,674

Net Income	$7,155	$4,930	$20,877	$16,219

Net income % of Sales	8.0%	7.2%	8.9%	8.1%
*Basic earnings per share:	$0.41	$0.29	$1.20	$0.95
*Diluted earnings per share:	$0.39	$0.27	$1.14	$0.89
*Weighted average diluted shares outstanding (in thousands)	18,384	18,108	18,267	18,124
Capital Expenditures	$1,162	$6,074	$4,833	$10,570
Depreciation and Amortization	$3,077	$2,124	$6,547	$4,955

*	All share quantities and per share data reported for 2013 have been restated to reflect the impact of the twenty percent Class B stock distribution to shareholders of record on October 10, 2013. All share quantities and per share data reported for 2012 have been restated to reflect the impact of the three-for-twenty Class B stock distribution to shareholders of record on October 29, 2012.

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Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	9/28/2013	12/31/2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$68,186	$7,380
Accounts receivable	48,594	45,473
Inventories	67,255	48,624
Other current assets	7,869	6,533
Property, plant and equipment, net	59,604	53,537
Deferred taxes long-term	—	9,019
Other long-term assets	5,608	2,977
Intangible assets, net	83,094	16,523
Goodwill	92,620	21,923

Total Assets	$432,830	$211,989

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$10,591	$9,268
Accounts payable and accrued expenses	45,872	38,700
Long-term debt	188,078	20,715
Other liabilities	40,052	18,172
Shareholders’ equity	148,237	125,134

Total Liabilities and Shareholders’ Equity	$432,830	$211,989

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/28/2013	9/29/2012	9/28/2013	9/29/2012
Sales
Aerospace	$87,525	$65,788	$227,870	$190,212
Test Systems	2,660	3,111	7,207	8,814
Less Inter-segment	(504)	—	(596)	—

Total Sales	$89,681	$68,899	$234,481	$199,026

Operating Profit and Margins
Aerospace	$15,377	$10,577	$41,112	$33,358
	17.6%	16.1%	18.0%	17.5%
Test Systems	(745)	(1,132)	(2,880)	(3,525)
	(28.0)%	(36.4)%	(40.0)%	(40.0)%

Total Operating Profit	14,632	9,445	38,232	29,833
	16.3%	13.7%	16.3%	15.0%
Interest Expense	1,605	274	2,085	803
Corporate Expenses and Other	2,280	1,790	6,838	5,137

Income Before Taxes	$10,747	$7,381	$29,309	$23,893

	12.0%	10.7%	12.5%	12.0%

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Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/28/2013	9/29/2012	% change	9/28/2013	9/29/2012	% change	2013 YTD
Aerospace Segment
Commercial Transport	$64,580	$47,933	34.7%	$161,806	$133,220	21.5%	69.0%
Military	12,702	8,733	45.4%	33,400	27,813	20.1%	14.3%
Business Jet	6,705	6,835	(1.9)%	22,336	21,773	2.6%	9.5%
Other	3,538	2,287	54.7%	10,328	7,406	39.5%	4.4%

Aerospace Total	87,525	65,788	33.0%	227,870	190,212	19.8%	97.2%

Test Systems Segment
Military	2,156	3,111	(30.7)%	6,611	8,814	(25.0)%	2.8%

Total	$89,681	$68,899	30.2%	$234,481	$199,026	17.8%	100%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/28/2013	9/29/2012	% change	9/28/2013	9/29/2012	% change	2013 YTD
Aerospace Segment
Electrical Power	$47,142	$42,167	11.8%	$133,793	$118,133	13.3%	57.0%
Lighting & Safety	30,009	17,222	74.2%	67,218	54,521	23.3%	28.7%
Avionics	3,857	4,112	(6.2)%	13,553	10,152	33.5%	5.8%
Structures	2,801	—	100.0%	2,801	—	100.0%	1.2%
Other	3,716	2,287	62.5%	10,505	7,406	41.8%	4.5%

Aerospace Total	87,525	65,788	33.0%	227,870	190,212	19.8%	97.2%

Test Systems Segment
Military	2,156	3,111	(30.7)%	6,611	8,814	(25.0)%	2.8%

Total	$89,681	$68,899	30.2%	$234,481	$199,026	17.8%	100%

-MORE-

Astronics Corporation Reports Record Quarterly Sales of $89.7 Million and Net Income of $7.2 Million

for 2013 Third Quarter

November 5, 2013

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q4 2012 12/31/2012	Q1 2013 3/30/2013	Q2 2013 6/28/2013	Q3 2013 9/28/2013	Trailing Twelve Months 9/28/2013
Sales
Aerospace	$64,743	$71,669	$68,676	$87,525	$292,613
Test Systems	2,677	2,298	2,157	2,156	9,288

Total Sales	$67,420	$73,967	$70,833	$89,681	$301,901

Bookings
Aerospace	$65,611	$75,390	$65,714	$95,852	$302,567
Test Systems	705	3,092	620	8,066	12,483

Total Bookings	$66,316	$78,482	$66,334	$103,918	$315,050

Backlog*
Aerospace	$110,915	$114,636	$111,674	$159,468	N/A
Test Systems	3,565	4,359	2,822	8,731	N/A

Total Backlog	$114,480	$118,995	$114,496	$168,199	N/A

Book:Bill Ratio
Aerospace	1.01	1.05	0.96	1.10	1.03
Test Systems	0.26	1.35	0.29	3.74	1.34

Total Book:Bill	0.98	1.06	0.94	1.16	1.04

*	On July 18, 2013, Astronics Corporation acquired Peco Inc. which included a backlog of approximately $39.5 million for the Aerospace segment.

-END-